UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

Vivos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39796	81-3224056
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(Address of principal executive offices) (Zip Code)

(866) 908-4867

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VVOS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported, on March 24, 2023, Vivos Therapeutics, Inc., a Delaware Corporation (the “Company”) received a staff deficiency notice from The Nasdaq Stock Market (“Nasdaq”) indicating that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complied with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2) of the Nasdaq Listing Rules (the “Minimum Bid Requirement”).

Also as previously reported, on August 17, 2023, the Company received a staff deficiency notice from Nasdaq indicating that the Company was not in compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on Nasdaq, as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement,” and collectively with the Minimum Bid Requirement, the “Nasdaq Requirements”).

On September 21, 2023, the Company received a written notice from the Nasdaq staff confirming that because as of that date the Company failed to meet the Nasdaq Requirements, Nasdaq would commence delisting proceedings against the Company. As permitted under Nasdaq rules, the Company appealed the Nasdaq staff’s determination and requested a hearing (the “Hearing”) before a Nasdaq Hearing Panel (the “Panel”). The Hearing request stayed any delisting or suspension action by the Nasdaq staff pending the issuance of the Panel’s decision. The Hearing took place on November 9, 2023.

Prior to the date of the Hearing, the Company effectuated a reverse stock split of its issued and outstanding Common Stock at a ratio of 1-for-25. The reverse stock split became effective on October 25, 2023, and the Company’s Common Stock began trading on Nasdaq on a post-reverse split basis on October 27, 2023. To satisfy the minimum bid requirement, the Common Stock was required to trade at above $1.00 per share for at least 10 trading days. This was achieved on November 9, 2023.

At the Hearing, the Company presented its plan to regain compliance with the Minimum Stockholders’ Equity Requirement, which plan included raising additional equity capital. The Company also notified Nasdaq of its then impending satisfaction of the Minimum Bid Requirement.

On November 30, 2023, the Company received a written notice from Nasdaq indicating (i) that the Panel determined the Company regained compliance with the Minimum Bid Price Requirement on November 9, 2023, and (ii) that the Panel had granted the Company an extension until March 19, 2024, to demonstrate compliance with the Minimum Stockholders’ Equity Requirement (the “Extension”).

The Extension is subject to conditions which require the Company to (i) provide a detailed update to the Panel on its efforts to regain equity compliance by January 31, 2024, at which point the Panel may reassess the terms granted in the Extension, and (ii) demonstrate compliance with the Minimum Stockholders’ Equity Requirement on or before March 19, 2024. Failure to comply with these conditions could result in the recommencement of proceedings to delist the Company’s common stock from Nasdaq.

The Company has begun efforts to meet the Minimum Stockholders’ Equity Requirement. As previously reported, on November 2, 2023, the Company closed a private placement offering for gross proceeds of approximately $4 million. However, there is a risk that the Company will be unable to raise sufficient additional capital to demonstrate compliance with the Nasdaq requirement. The Company’s failure to achieve compliance would lead to Nasdaq recommencing delisting proceedings against the Company. Such a delisting could have a material adverse effect on the Company’s stock price, the ability of its stockholders to buy or sell their common stock, and its reputation, all of which could make it significantly more difficult to operate the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVOS THERPEUTICS, INC.

Dated: November 30, 2023	By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman
Chief Executive Officer